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                                                                    EXHIBIT 11.1


                               WEEKS CORPORATION

              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

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                                                          Three Months    Three Months
                                                             Ended           Ended
         (In thousands, except per share data)           March 31, 1998  March 31, 1997
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
Computation of Net Income Per Common Share
Net income available to common shareholders - basic             $ 5,378         $ 3,826
Minority interests in earnings of the
  Operating Partneship                                            1,940           1,232
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Net income available to common shareholders - diluted           $ 7,318         $ 5,058
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Weighted average common shares - basic                           18,276          14,073
Dilutive securities -
  Units of limited partnership interest
     in the Operating Partnership                                 6,592           4,532
  Stock options                                                     195             235
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Weighted average common shares - diluted                         25,063          18,840
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Net Income Per Common Share
Basic                                                           $  0.29         $  0.27
Diluted                                                         $  0.29         $  0.27

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